EXHIBIT 96

INSIDER TRADING POLICY

Background
The confidence of our shareholders and the public markets in our integrity and ethical conduct is an important corporate asset. To protect that asset, Live Nation Entertainment, Inc. (the “Company”) and its executive officers, directors and key employees must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. The principle underlying this policy is fairness in dealings with other people, which requires that our executive officers, directors and key employees not take personal advantage of undisclosed information. Please note that violations can result in personal liability and that sanctions include financial penalties, dismissal and even prison.
For purposes of this policy, “key employee” is defined as (a) anyone holding a title of Senior Vice President or above at the corporate level, (b) the head of any principal subsidiary, division or business unit and (c) any employee having access to and/or participating in the preparation of the Company’s financial statements or otherwise having access, in the normal course of her or his duties, to significant developments, strategies and/or initiatives which would reasonably be expected to significantly affect the Company’s results or operations.
Policy
Our insider trading policy provides that no executive officer, director or key employee may trade in our securities unless such person is sure that he or she does not possess material non-public information, nor may such officer, director or key employee disclose such information to others who might use it for trading or might pass it along to others who might trade.
To that end, please keep in mind the following when considering any trading in our securities:
•You may not trade at any time while in possession of material non-public information.
•You may not trade from the 16th day of the last month of a fiscal quarter until one full trading day following the public release of the Company’s earnings results for such fiscal quarter.
•Even during the trading window, you must get approval from the Company’s General Counsel before trading to ensure that there is no material non-public information known by you at that time.
•You may not “tip” or disclose material non-public information to any outside person (including friends, family members, analysts, individual investors or members of the media) unless required as part of your regular duties to the Company and authorized by the Company’s General Counsel.
•You may be held responsible for the trading activities of your family members and those in your household.
•You may not trade in securities of any other publicly-held company (e.g., a supplier) about which you learn non-public information through your relationship with the Company.
Also remember that anyone scrutinizing your transactions will be doing so after the fact, so before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Options
Please note that our insider trading policy does not apply to the exercise of options where the underlying stock is acquired for cash. Our policy does apply, however, to any stock received through the exercise of such options and to the sale of any stock as part of a broker-assisted cashless exercise of an option.
Section 16
Please note also that our directors and executive officers are required to file Section 16 reports with the Securities and Exchange Commission (the “SEC”) when they trade in our securities. These Section 16 filings with the SEC are the responsibility of each individual filer. Please see the Company’s Section 16 Filing Compliance Procedures for more information regarding Section 16 reporting obligations.
Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by our insider trading policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
Rule 10b5-1 Trading Plans
The trade restrictions set forth in this insider trading policy shall not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s equity securities in accordance with the terms of Rule 10b5-1 and all applicable state laws that has been submitted to and preapproved by the Company’s General Counsel.